Exhibit 10.90

Share Transfer Agreement

Transferor: Li Chen

Transferee: Chun Yan Lu

1.	The term “Transfer Shares” as used in this Agreement refers to the equity held by the Transferor with the value of amount of RMB 3,000,000 of Law Anhou Insurance Agency Co., Ltd. and such shares correspond to the same amount of capital investment of Law Anhou Insurance Agency Co., Ltd.

2.	The Transferor agrees to transfer all the rights and obligations associated with Transfer Shares as set force in Article 1 of this Agreement to the Transferee, so that the Transferee shall enjoy the rights and undertake the obligations upon the transferred shares.

3.	The Transferor warrants that he/she is the legal owner of the Transfer Shares and that he/she has appropriate authority to transfer the ownership of the shares to the Transferee.

4.	The Transferee warrants that he/she will pay the cash consideration in accordance with the period specified in this Agreement.

5.	The Transferor and the Transferee warrant that if any breach of this Agreement due to default of one party, the breaching party shall be liable for all the damages incurred from such breach.

6.	The total cash consideration of Transfer Shares referred to in this Agreement is RMB 3,000,000 and shall be paid by the Transferee to the Transferor within 30 days from the effective date of this Agreement.

7.	This Agreement comes into effect upon signature and seal by both parties.

8.	Should any dispute arise from this Agreement or the implementation of this Agreement, it shall be settled amicably by both parties. If it fails, either party may bring a lawsuit to the People's Court.

9.	This Agreement is signed by the Transferor and the Transferee at Jianye District in Nanjing City on November 17th, 2016.

Transferor: /s/Li Chen

Transferee: /s/Chun Yan Lu